Exhibit 99.1

Contact:	Zenia Mucha
(818) 560-5300
David Caouette
(818) 560-8543

Disney Completes Pixar Acquisition

Pixar and Disney Animation Studios Create New

Worldwide Leader in Family Entertainment

Burbank, CA (May 5, 2006) — Advancing its strategy of developing outstanding creative content, Robert A. Iger, President and Chief Executive Officer of The Walt Disney Company (NYSE: DIS) announced today that Disney has completed its acquisition of renowned computer animation leader Pixar. In the all-stock transaction, 2.3 Disney shares will be issued for each Pixar share.

Dr. Ed Catmull, previously Pixar President, will serve as President of the new Pixar and Disney animation studios, reporting to Iger and Dick Cook, Chairman of The Walt Disney Studios. In addition, John Lasseter, previously Pixar Executive Vice President, will be Chief Creative Officer of the animation studios, as well as Principal Creative Advisor at Walt Disney Imagineering, where he will provide his expertise in the design of new attractions for Disney theme parks around the world, reporting directly to Iger. Steve Jobs, previously Pixar Chairman and CEO, has joined Disney’s Board of Directors as a non-independent member. With the addition of Jobs, 11 of Disney’s 14 Directors are independent.

“For the last 15 years, Disney and Pixar have shared one of the most successful partnerships in entertainment history,” Iger said. “From Toy Story through The Incredibles, the success of these animated films was due to the creativity, innovation and immense talent of the phenomenal Pixar team, led by Steve, Ed and John. We also fully recognize that Pixar’s extraordinary record of achievement is in large measure due to its vibrant creative culture, which is something we respect and admire and are committed to supporting and fostering in every way possible. As we begin the next chapter, all of us at Disney are pleased to welcome the incredibly talented Pixar team to our Company to continue to create quality entertainment for audiences to enjoy around the world.”

About The Walt Disney Company:

The Walt Disney Company (NYSE:DIS), together with its subsidiaries and affiliates, is a leading diversified international family entertainment and media enterprise with four business segments: media networks, parks and resorts, studio entertainment and consumer products. Disney is a Dow 30 company, had annual revenues of nearly $32 billion in its most recent fiscal year, and a market capitalization of approximately $54 billion as of May 4, 2006.

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FORWARD-LOOKING STATEMENTS

Management believes certain statements in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made and management does not undertake any obligation to update these statements. Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by Disney, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond Disney’s control, including: adverse weather conditions or natural disasters; health concerns; international, political, or military developments; technological developments; and changes in domestic and global economic conditions, competitive conditions and consumer preferences. Such developments may affect travel and leisure businesses generally and may, among other things, affect the performance of Disney’s theatrical and home entertainment releases, the advertising market for broadcast and cable television, expenses of providing medical and pension benefits, demand for products and performance of some or all Disney businesses either directly or through their impact on those who distribute our products.

Additional factors are set forth in Disney’s Annual Report on Form 10-K for the year ended October 1, 2005 under Item 1A, “Risk Factors” and in subsequent SEC filings.